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                                                                      EXHIBIT 11


                              ROGERS & WELLS

                             200 PARK AVENUE

                         NEW YORK, NEW YORK 10166

                        TELEPHONE: (212) 878-8000

                        FACSIMILE: (212) 878-8375

                                                         November 24, 1997

Merrill Lynch Municipal Bond Fund, Inc.

P.O. Box 9011

Princeton, New Jersey 08543-9011

Ladies and Gentlemen:

  We have acted as counsel for Merrill Lynch Municipal Bond Fund, Inc., a Maryland corporation (the "Fund"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form N-14 (File Nos. 333-37349 and 811-2688) (the "Registration Statement") relating to the issuance by the Fund of its shares of Limited Maturity Portfolio Common Stock, par value $0.10 per share (the "Shares"), in exchange for substantially all of the assets of, and the assumption of substantially all of the liabilities of, Merrill Lynch Arizona Limited Maturity Municipal Bond Fund, Merrill Lynch Massachusetts Limited Maturity Municipal Bond Fund, Merrill Lynch Michigan Limited Maturity Municipal Bond Fund, Merrill Lynch New Jersey Limited Maturity Municipal Bond Fund, Merrill Lynch New York Limited Maturity Municipal Bond Fund and Merrill Lynch Pennsylvania Limited Maturity Municipal Bond Fund, each a series (collectively, the "State Funds") of Merrill Lynch Multi-State Limited Maturity Municipal Series Trust, a Massachusetts business trust (the "Trust").

  In so acting, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Based upon the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that:

    1. The Fund has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Maryland.

    2. The issuance of the Shares in consideration for the acquisition by the Fund of substantially all of the assets of, and the assumption by the Fund of substantially all of the liabilities of, the State Funds in the transaction described in the Registration Statement have been duly authorized and, when issued as contemplated in the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

  Our opinion is limited to the laws of the State of New York, the corporate laws of the State of Maryland and the federal laws of the United States of America. As to certain matters governed by the laws of the State of Maryland, we have relied on the opinion of Wilmer, Cutler & Pickering.

                                                  Very truly yours,

                                                  /s/ Rogers & Wells